EXHIBIT 3
 SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions with respect to the shares of New Common Stock effected during the past sixty days prior to the filing of this Amendment No. 1 by the Clients. All of these transactions were effected in the open market through a broker.

Date of Transaction	Transaction	Amount of Securities	Price
12/26/2023	Sell	1,388	$29.00
12/27/2023	Sell	5,377	$29.00
12/28/2023	Sell	200	$29.00
12/29/2023	Sell	5,135	$29.00
01/08/2024	Sell	7,233	$29.0191
02/12/2024	Sell	7,470	$32.5003
02/14/2024	Sell	17,530	$33.5561
02/15/2024	Sell	25,000	$33.5408
02/15/2024	Sell	25,000	$34.0119
02/16/2024	Sell	20,424	$34.0376
02/20/2024	Sell	49,363	$34.3662
02/21/2024	Sell	5,406	$34.0847
02/22/2024	Sell	1,735	$34.5807